SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                  SCHEDULE 13G
                                (Rule 13d - 102)

                           INFORMATION TO BE INCLUDED
                          IN STATEMENTS FILED PURSUANT
                  TO RULE 13d-1(b), (c) and (d) AND AMENDMENTS
                            THERETO FILED PURSUANT TO
                                   RULE 13d-2

                              Leading Brands, Inc.
                              --------------------
                                (Name of Issuer)

                         Common Stock, without par value
                         -------------------------------
                         (Title of Class of Securities)

                                    52170U108
                                    ---------
                                 (CUSIP Number)

                                Blair Axel, Esq.
                                 General Counsel
                             Benjamin Partners, Inc.
                                  589 Broadway
                               New York, NY 10012
                                 (212) 334-8725
                                 --------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                    Copy to:

                            Jeffrey E. LaGueux, Esq.
                       Patterson Belknap Webb & Tyler LLP
                           1133 Avenue of the Americas
                          New York, New York 10036-6710
                                 (212) 336-2000

                                  June 26, 2007
                                  -------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)


                              (Page 1 of 36 pages)

CUSIP No. 52170U108
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Benjamin Investors

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     147,200
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            147,200
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     147,200
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     .9%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                     PN
--------------------------------------------------------------------------------


                              (Page 2 of 36 pages)

CUSIP No. 52170U108
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Benjamin Partners, Inc.

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     2,500
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            2,500
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,500
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     .02%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                     CO
--------------------------------------------------------------------------------


                              (Page 3 of 36 pages)

CUSIP No. 52170U108
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Benjamin Partners LLC
      Retirement Plan Trust

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     3,600
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            3,600
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,600
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     .02%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                     EP
--------------------------------------------------------------------------------


                              (Page 4 of 36 pages)

CUSIP No. 52170U108
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      BHC Company

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     8,500
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            8,500
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     8,500
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     .05%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                     PN
--------------------------------------------------------------------------------


                              (Page 5 of 36 pages)

CUSIP No. 52170U108
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Combined Partnership No. 1

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     70,100
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            70,100
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     70,100
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     .43%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                     PN
--------------------------------------------------------------------------------


                              (Page 6 of 36 pages)

CUSIP No. 52170U108
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      LifeWise Family Financial Security, Inc.

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Utah
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     285,183
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            285,183
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     285,183
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.74%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                     CO
--------------------------------------------------------------------------------


                              (Page 7 of 36 pages)

CUSIP No. 52170U108
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Sara I Limited Liability Company

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     12,400
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            12,400
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     12,400
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     .08%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                     00
--------------------------------------------------------------------------------


                              (Page 8 of 36 pages)

CUSIP No. 52170U108
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Anne Angowitz

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     200
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        8,500
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            200
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     8,500
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     8,700
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     .05%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                     IN
--------------------------------------------------------------------------------


                              (Page 9 of 36 pages)

CUSIP No. 52170U108
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Blair Axel

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     -0-
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        297,583
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            -0-
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     297,583
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     297,583
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.81%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                     IN
--------------------------------------------------------------------------------


                             (Page 10 of 36 pages)

CUSIP No. 52170U108
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Amanda Salzhauer

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     22,400
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        47,686
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            22,400
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     47,686
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     70,086
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     .43%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                     IN
--------------------------------------------------------------------------------


                             (Page 11 of 36 pages)

CUSIP No. 52170U108
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Charles Salzhauer

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     15,527
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        228,300
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            15,527
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     228,300
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     243,827
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     1.49%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                     IN
--------------------------------------------------------------------------------


                             (Page 12 of 36 pages)

CUSIP No. 52170U108
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Henry Salzhauer

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     17,121
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        675,713
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            17,121
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     675,713
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     692,834
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     4.22%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                     IN
--------------------------------------------------------------------------------


                             (Page 13 of 36 pages)

CUSIP No. 52170U108
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael Salzhauer

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) |X|
                                                                         (b) |_|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     46,850
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        723,399
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            46,850
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     723,399
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     770,249
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     4.4%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

                     IN
--------------------------------------------------------------------------------


                             (Page 14 of 36 pages)

      This statement on Schedule 13G (the "Statement") relates to shares of common stock, no par value (the "Common Stock"), of Leading Brands, Inc., a corporation formed under the laws of British Columbia, Canada (the "Issuer"). The principal executive offices of the Issuer are located at Suite 1800 - 1500 West Georgia Street Vancouver, BC Canada V6G 2Z6. This Statement is being filed by Benjamin Investors, Benjamin Partners, Inc., Benjamin Partners LLC Retirement Plan Trust, BHC Company, Combined Partnership No. 1, LifeWise Family Financial Security, Inc., SARA I Limited Liability Company, Anne Angowitz, Blair Axel, Amanda Salzhauer, Charles Salzhauer, Henry Salzhauer and Michael Salzhauer (each, a "Reporting Person" and, collectively, the "Reporting Persons").

      As of the date of this Statement, the Reporting Persons are the beneficial owners of, in the aggregate, 825,497 shares of Common Stock, representing approximately 5.03% of the shares of Common Stock presently outstanding.

ITEM 1.

      (a) Name of Issuer:

            Leading Brands, Inc.

      (b) Address of Issuer's Principal Executive Offices:

            Suite 1800 - 1500 West Georgia Street
            Vancouver, BC Canada V6G 2Z6


                             (Page 15 of 36 pages)

ITEM 2. (a) - (c) Name of Person Filing, Address of Principal Business Office or, if none, Residence and Citizenship:

      Benjamin Investors is a New York general partnership ("Benjamin Investors") with its principal business address at 589 Broadway, New York, New York 10012.

      Benjamin Partners, Inc. is a New York corporation ("Benjamin Partners") with its principal business address at 589 Broadway, New York, New York 10012.

      Benjamin Partners LLC Retirement Plan Trust (the "Trust") is a New York trust with its principal business address at 589 Broadway, New York, New York 10012.

      BHC Company is a New York general partnership ("BHC") with its principal business address at 589 Broadway, New York, New York 10012.

      Combined Partnership No. 1 is a New York limited partnership ("Combined Partnership") with its principal business address at 589 Broadway, New York, New York 10012.

      LifeWise Family Financial Security, Inc. is a Utah corporation ("LifeWise") with its principal address at P.O. Box 58026, Salt Lake City, Utah 84158

      SARA I Limited Liability Company is a Delaware limited liability company ("SARA") with its principal address at 589 Broadway, New York, New York 10012

      Anne Angowitz is a citizen of the United States. She has an address at 370 Lexington Avenue, 27th Fl., New York, New York 10017

      Blair Axel is a citizen of the United States. He has an address at 589 Broadway, New York, New York 10012.


                             (Page 16 of 36 pages)

      Amanda Salzhauer is a citizen of the United States. She has an address at 589 Broadway, New York, New York 10012.

      Charles Salzhauer is a citizen of the United States. He has an address at 589 Broadway, New York, New York 10012.

      Henry Salzhauer is a citizen of the United States. He has an address at 589 Broadway, New York, New York 10012.

      Michael Salzhauer is a citizen of the United States. He has an address at 589 Broadway, New York, New York 10012.

      (d) Title of Class of Securities:

            Common Stock, no par value

      (e) CUSIP Number: 52170U108

ITEM 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

      (a)   [ ] Broker or dealer registered under Section 15 of the Exchange
                Act.
      (b)   [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
      (d) [ ] Investment company as defined in Section 8 of the Investment Company Act.
      (e)   [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E).
      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
      (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                             (Page 17 of 36 pages)

ITEM 4. Ownership:

            (a) - (b) As of the date hereof, Benjamin Investors beneficially owns an aggregate of 147,200 shares of Common Stock, representing approximately 0.9% of the shares of Common Stock presently outstanding based upon the 16,421,678 shares of Common Stock reported by the Issuer to be issued and outstanding as of June 19, 2007 (the "Issued and Outstanding Shares"). As the general partners of Benjamin Investors, each of Charles Salzhauer, Henry Salzhauer and Michael Salzhauer may be deemed to beneficially own the 147,200 shares of Common Stock beneficially owned by Benjamin Investors.

            As of the date hereof, Benjamin Partners beneficially owns an aggregate of 2,500 shares of Common Stock representing approximately .02% of the Issued and Outstanding Shares. As the directors of Benjamin Partners, each of Charles Salzhauer, Henry Salzhauer and Michael Salzhauer may be deemed to beneficially own the 2,500 shares of Common Stock beneficially owned by Benjamin Partners.

            As of the date hereof, the Trust beneficially owns an aggregate of 3,600 shares of Common stock, representing approximately .02% of the Issued and Outstanding Shares. As the co-trustees of the Trust, each of Henry Salzhauer and Michael Salzhauer may be deemed to beneficially own the 3,600 shares of Common Stock beneficially owned by the Trust.

            As of the date hereof, BHC beneficially owns an aggregate of 8,500 shares of Common Stock, representing approximately .05% of the Issued and Outstanding Shares. As the trustees of the trusts which are the general partners of BHC, each of Charles Salzhauer, Henry Salzhauer, Michael Salzhauer and Anne Angowitz may be deemed to beneficially own the 8,500 shares of Common stock beneficially owned by BHC.


                             (Page 18 of 36 pages)

            As of the date hereof, Combined Partnership beneficially owns an aggregate of 70,100 shares of Common Stock representing approximately .43 % of the Issued and Outstanding Shares. As the general partners of Combined Partnership, each of Charles Salzhauer, Henry Salzhauer and Michael Salzhauer may be deemed to beneficially own the 70,100 shares of Common Stock beneficially owned by Combined Partnership.

            As of the date hereof, LifeWise beneficially owns an aggregate of 285,183 shares of Common Stock, representing approximately 1.74% of the Issued and Outstanding Shares. Each of Henry Salzhauer, Michael Salzhauer and Blair Axel may be deemed to be the beneficial owner of the 285,183 shares of Common Stock beneficially owned by LifeWise.

            As of the date hereof, SARA beneficially owned an aggregate of 12,400 shares of Common Stock, representing approximately .08% of the Issued and Outstanding Shares. Each of Henry Salzhauer, Michael Salzhauer and Blair Axel may be deemed to be the beneficial owner of the 12,400 shares of Common Stock beneficially owned by SARA.

            As of the date hereof, Anne Angowitz beneficially owns an aggregate of 8,700 shares of Common Stock, representing approximately .05% of the Issued and Outstanding Shares (consisting of (A) 8,500 shares of Common Stock beneficially owned by BHC, as to which she shares voting and dispositive power with Charles Salzhauer, Henry Salzhauer and Michael Salzhauer; and (B) 200 shares beneficially owned by the Anne S. Angowitz IRA). Anne Angowitz disclaims beneficial ownership of such shares of Common Stock except to the extent of her pecuniary interest therein.


                             (Page 19 of 36 pages)

            As of the date hereof, Blair Axel beneficially owns an aggregate of 297,583 shares of Common Stock, representing approximately 1.81% of the Issued and Outstanding Shares (consisting of (A) 285,183 shares beneficially owned by LifeWise and (B) 12,400 shares beneficially owned by SARA (as to each of which he shares voting and dispositive power with Henry Salzhauer and Michael Salzhauer). Blair Axel disclaims beneficial ownership of such shares of Common Stock except to the extent of his pecuniary interest therein.

            As of the date hereof, Amanda Salzhauer beneficially owns an aggregate of 70,086 shares of Common Stock, representing approximately .43% of the Issued and Outstanding Shares (consisting of (A)(i) 5,000 shares beneficially owned as trustee of the Rebecca Salzhauer Trust and (ii) 1,600 shares beneficially owned as trustee of the Abigail Salzhauer Trust; (B) 61,686 shares beneficially owned by Amanda Salzhauer (as to 47,686 of which she shares voting and dispositive power with Michael Salzhauer); and (C) 1,800 shares beneficially owned by the Amanda Salzhauer IRA. Amanda Salzhauer disclaims beneficial ownership of such shares of Common Stock except to the extent of his pecuniary interest therein

            As of the date hereof, Charles Salzhauer beneficially owns an aggregate of 243,827 shares of Common Stock, representing approximately 1.49% of the Issued and Outstanding Shares (consisting of (A) (i) 147,200 shares beneficially owned by Benjamin Investors, (ii) 2,500 shares beneficially owned by Benjamin Partners and (iii) 70,100 shares beneficially owned by Combined Partnership (as to each of which he shares voting and dispositive power with Henry Salzhauer and Michael Salzhauer); (B) 8,500 shares beneficially owned by BHC (as to which he shares voting and dispositive power with Henry Salzhauer, Michael Salzhauer and Anne Angowitz); and (C) 15,527 shares beneficially owned by the Charles Salzhauer IRA). Charles Salzhauer disclaims beneficial ownership of such shares of Common Stock except to the extent of his pecuniary interest therein.


                             (Page 20 of 36 pages)

            As of the date hereof, Henry Salzhauer beneficially owns an aggregate of 692,834 shares of Common Stock, representing approximately 4.22% of the Issued and Outstanding Shares (consisting of (A)(i) 147,200 shares beneficially owned by Benjamin Investors, (ii) 2,500 shares beneficially owned by Benjamin Partners and (iii) 70,100 shares beneficially owned by Combined Partnership (as to each of which he shares voting and dispositive power with Charles Salzhauer and Michael Salzhauer); (B) 8,500 shares beneficially owned by BHC (as to which he shares voting and dispositive power with Charles Salzhauer, Michael Salzhauer and Anne Angowitz); (C) 3,600 shares beneficially owned by the Trust (as to which he shares voting and dispositive power with Michael Salzhauer); (D) (i) 12,400 shares beneficially owned by SARA and (ii) 285,183 shares beneficially owned by LifeWise (as to each of which he shares voting and dispositive power with Blair Axel and Michael Salzhauer); (E) 146,430 shares beneficially owned by Henry Salzhauer (as to 146,230 of which he shares voting and dispositive power with Michael Salzhauer); and (F) (i) 15,728 shares beneficially owned by Henry Salzhauer IRA and (ii) 1,193 shares beneficially owned by Henry Salzhauer IRA No. 2). Henry Salzhauer disclaims beneficial ownership of such shares of Common Stock except to the extent of his pecuniary interest therein.

            As of the date hereof, Michael Salzhauer beneficially owns an aggregate of 770,249 shares of Common Stock, representing approximately 4.4% of the Issued and Outstanding Shares (consisting of (A) (i) 147,200 shares beneficially owned by Benjamin Investors, (ii) 2,500 shares beneficially owned by Benjamin Partners and (iii) 70,100 shares beneficially owned by Combined


                             (Page 21 of 36 pages)

Partnership (as to each of which he shares voting and dispositive power with Charles Salzhauer and Henry Salzhauer; (B) 8,500 shares beneficially owned by BHC (as to which he shares voting and dispositive power with Charles Salzhauer, Henry Salzhauer and Anne Angowitz); (C) 3,600 shares beneficially owned by the Trust (as to which he shares voting and dispositive power with Henry Salzhauer);
(D) (i) 12,400 shares beneficially owned by SARA and (ii) 285,183 shares beneficially owned by LifeWise (as to each of which he shares voting and dispositive power with Blair Axel and Henry Salzhauer); (E) 21,100 shares beneficially owned by Michael Salzhauer IRA; (F) 10,150 shares beneficially owned by Michael C. Salzhauer Pension Plan; and (G) 209,516 shares beneficially owned by Michael Salzhauer (as to (i) 47,686 of which he shares voting and dispositive power with Amanda Salzhauer and (ii) 146,230 of which he shares voting and dispositive power with Henry Salzhauer). Michael Salzhauer disclaims beneficial ownership of such shares of Common Stock except to the extent of his pecuniary interest therein.

            Except as set forth above, each of the Reporting Persons may be deemed to have sole voting and dispositive power with respect to the shares of Common Stock reported in this Statement as beneficially owned by such Reporting Person, regardless of the fact that multiple Reporting Persons within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Person reports sole voting and dispositive power with respect to such shares based on such Reporting Person's relationship to the other Reporting Persons within the same chain of ownership. Except to the extent otherwise expressly stated in this Statement, each Reporting Person disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Person.


                             (Page 22 of 36 pages)

            No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares of Common Stock beneficially owned by the Reporting Persons and covered by this Statement except as follows: (i) Elisabeth Axel is entitled to receive all dividends and proceeds of sale with respect to 500 shares of Common Stock reported in this Statement as beneficially owned on a shared basis by Henry Salzhauer and Michael Salzhauer, (ii) Steven Roth is entitled to receive all dividends and proceeds of sale with respect to 143,630 shares of Common Stock reported in this Statement as beneficially owned on a shared basis by Henry Salzhauer and Michael Salzhauer, (iii) Jordon Roth is entitled to receive all dividends and proceeds of sale with respect to 2,100 shares of Common Stock reported in this Statement as beneficially owned on a shared basis by Henry Salzhauer and Michael Salzhauer and (iv) Helen Zand is entitled to receive all dividends and proceeds of sale with respect to 200 shares reported in this Statement as beneficially owned by Henry Salzhauer.

ITEM 5. Ownership of Five Percent or Less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ]. Not applicable.

ITEM 6. Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control
        Person:

            Not applicable.


                             (Page 23 of 36 pages)

ITEM 8. Identification and Classification of Members of the Group:

            Not applicable.

ITEM 9. Notice of Dissolution of Group:

            Not applicable.

ITEM 10. Certifications:

            Not applicable.


                             (Page 24 of 36 pages)

                                    Signature

            After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.


Date:  June 26, 2007

BENJAMIN INVESTORS

By: /s/ Michael Salzhauer
    -------------------------
    Name: Michael Salzhauer
    Title: General Partner


BENJAMIN PARTNERS, INC.

By: /s/ Michael Salzhauer
    -------------------------
    Name: Michael Salzhauer
    Title: Vice President


BENJAMIN PARTNERS LLC
RETIREMENT PLAN TRUST

By: /s/ Henry Salzhauer
    -------------------------
    Name: Henry Salzhauer
    Title: Co-Trustee


By: /s/ Michael Salzhauer
    -------------------------
    Name: Michael Salzhauer
    Title: Co-Trustee


                             (Page 25 of 36 pages)

BHC COMPANY

By: /s/ Henry Salzhauer
    -------------------------
    Name: Henry Salzhauer, Co-Trustee, Trust f/b/o Anne Angowitz
    Title: General Partner


By: /s/ Henry Salzhauer
    -------------------------
    Name: Henry Salzhauer, Co-Trustee, Trust f/b/o Helen Weinstein
    Title: General Partner


By: /s/ Henry Salzhauer
    -------------------------
    Name: Henry Salzhauer, Co-Trustee, Trust f/b/o Linda Swenberg
    Title: General Partner


By: /s/ Henry Salzhauer
    -------------------------
    Name: Henry Salzhauer, Co-Trustee, Trust f/b/o Michael Salzhauer
    Title: General Partner


By: /s/ Henry Salzhauer
    -------------------------
    Name: Henry Salzhauer, Co-Trustee, Trust f/b/o Elisabeth Salzhauer Axel
    Title: General Partner


By: /s/ Henry Salzhauer
    -------------------------
    Name: Henry Salzhauer, Co-Trustee, Trust f/b/o Amy Salzhauer McMarlin
    Title: General Partner


                             (Page 26 of 36 pages)

COMBINED PARTNERSHIP NO. 1

By: /s/ Michael Salzhauer
    -------------------------
    Name: Michael Salzhauer
    Title: General Partner


LIFEWISE FAMILY FINANCIAL
  SECURITY, INC.

By: /s/ Michael Salzhauer
    -------------------------
    Name: Michael Salzhauer
    Title: President and CEO


SARA I LIMITED LIABILITY
  COMPANY

By: /s/ Henry Salzhauer
    -------------------------
    Name: Henry Salzhauer
    Title: Investment Advisor


By: /s/ Michael Salzhauer
    -------------------------
    Name: Michael Salzhauer
    Title: Investment Advisor


                             (Page 27 of 36 pages)

/s/ Anne Angowitz
-----------------------------
Anne Angowitz


/s/ Blair Axel
-----------------------------
Blair Axel


/s/ Amanda Salzhauer
-----------------------------
Amanda Salzhauer


/s/ Charles Salzhauer
-----------------------------
Charles Salzhauer


/s/ Henry Salzhauer
-----------------------------
Henry Salzhauer


/s/ Michael Salzhauer
-----------------------------
Michael Salzhauer


                             (Page 28 of 36 pages)